	FEDERAL INSURANCE COMPANY

	Endorsement No.	4

	Bond Number	82124364

NAME OF ASSURED: THE CUTLER TRUST

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

Cutler Income Fund

This Endorsement applies to loss discovered after 12:01 a.m. on September 28, 2012.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: October 23, 2012

ICAP Bond
Form 17-02-6272 (Ed. 8-04)	Page 1